UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2010
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BONDS.COM GROUP, INC.
(Exact name of registrant as specified in its charter)
__________________________________

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 S. Federal Highway, Suite 212 Boca Raton, FL 33432
(Address of principal executive offices) (Zip Code)

(561) 953-5343
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of John J. Barry, IV.

As previously announced pursuant to a Current Report on Form 8-K filed by Bonds.com Group, Inc. (“we,” “us,” “our” and the “Company”) with the Securities and Exchange Commission on March 4, 2010, on February 26, 2010 we entered into a letter agreement with John J. Barry, IV, John Barry, III and Holly A.W. Barry (the “Letter Agreement”).  Among other things, the Letter Agreement provided for Mr. Barry’s transition from our Chief Executive Officer and President to our Vice Chairman and Chief Strategic Officer.  The Letter Agreement also set forth certain additional binding and nonbinding provisions, including the nonbinding provision that the Company and Mr. Barry would negotiate for a period of sixty days with respect to a new employment agreement for Mr. Barry and the binding provision that in the event the Company and Mr. Barry did not execute such new employment agreement within sixty days, Mr. Barry would be deemed to have resigned as Vice Chairman and Chief Strategic Officer.  The foregoing sixty day period ended on April 27, 2010 without the Company and Mr. Barry executing a new employment agreement.  Accordingly, as of April 27, 2010, Mr. Barry has resigned as our Vice Chairman and Chief Strategic Officer.  Pursuant to the previously disclosed Letter Agreement, Mr. Barry is now entitled to: (a) a payment of $300,000, $150,000 of which was previously paid, $75,000 is required to be paid on July 15, 2010, and $75,000 is required to be paid on December 1, 2010; and (b) additional payments equal to $900,000, which shall be paid to him over three years in equal monthly installments of $25,000 per month.  The Letter Agreement also contains a waiver by Mr. Barry in favor of the Company and an agreement by Mr. Barry not to compete with the Company, solicit any of the Company’s customers, employees or business partners or disparage the Company or its officers, directors, employees or shareholders for a period of six months from the date of his resignation.

The foregoing description of the Letter Agreement is a summary only and is qualified in its entirety by reference to the Letter Agreement, a copy of which is included as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 4, 2010.

Election of a New Director.

On April 22, 2010, our Board of Directors was expanded to seven members and George Jameson was elected as our seventh director.

Mr. Jameson is one of the founding partners of Dearborn Partners LLC, an investment management company, and has been its Chief Financial Officer and Chief Administrative Office since 1997.  Mr. Jameson formerly served as the head of fixed income sales for Goldman Sachs & Co., First Chicago Capital Markets, and Nesbitt-Burns Securities Inc.  Since October 2007, Mr. Jameson has been a member of the Board of Directors of Sceptre Investment Management Counsel Ltd, a Canadian investment manager traded on the Toronto Stock Exchange under the symbol “SZ,” and also a member of its Compensation Committee.  Mr. Jameson received a B.S. Industrial Management in 1970 from Georgia Tech University and an MBA in 1976 from Emory University.

Mr. Jameson will serve as Chairman of our Audit Committee, and a member of our Compensation Committee and Corporate Governance and Nominating Committee.  Mr. Jameson was elected pursuant to the previously disclosed voting provisions set forth in the Letter Agreement, which provided (among other things) that John J. Barry, IV and John Barry, III would have the right to require the Company to expand its Board of Directors to seven members and add a seventh director selected by them (so long as such director satisfied certain requirements).

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 28, 2010

BONDS.COM GROUP, INC.

By:	/s/ Michael Sanderson
Name:	Michael Sanderson
Title:	Chief Executive Officer